SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Bob Evans Farms, Inc.
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

096761101
(CUSIP Number)

Marc Weingarten and David Rosewater Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 9, 2013
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [ ]

(Page 1 of 21 Pages)

______________________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 096761101	SCHEDULE 13D/A	Page 2 of 21 Pages
1	NAME OF REPORTING PERSONS Castlerigg Master Investments Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 4.3%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 3 of 21 Pages
1	NAME OF REPORTING PERSONS Castlerigg International Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 4.3%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 4 of 21 Pages
1	NAME OF REPORTING PERSONS Castlerigg International Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 4.3%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 5 of 21 Pages
1	NAME OF REPORTING PERSONS Castlerigg Offshore Holdings, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,149,157 shares of Common Stock (including options to purchase 209,000 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 4.3%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 6 of 21 Pages
1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 7 of 21 Pages
1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.7%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 096761101	SCHEDULE 13D/A	Page 8 of 21 Pages
1	NAME OF REPORTING PERSONS Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 186,822 shares of Common Stock (including options to purchase 35,400 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.7%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 9 of 21 Pages
1	NAME OF REPORTING PERSONS Castlerigg Global Equity Special Event Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 10 of 21 Pages
1	NAME OF REPORTING PERSONS Castlerigg Global Equity Special Event Intermediate Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 096761101	SCHEDULE 13D/A	Page 11 of 21 Pages
1	NAME OF REPORTING PERSONS Castlerigg Global Equity Special Event Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 60,218 shares of Common Stock (including options to purchase 11,300 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.2%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 12 of 21 Pages
1	NAME OF REPORTING PERSONS Castlerigg UCITS Funds plc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Republic of Ireland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.2%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 096761101	SCHEDULE 13D/A	Page 13 of 21 Pages
1	NAME OF REPORTING PERSONS Sandell Investment Services, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 322,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 1.2%
14	TYPE OF REPORTING PERSON CO; IA

CUSIP No. 096761101	SCHEDULE 13D/A	Page 14 of 21 Pages

1	NAME OF REPORTING PERSONS Pulteney Street Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 11,238 shares of Common Stock (including options to purchase 2,200 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 11,238 shares of Common Stock (including options to purchase 2,200 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 11,238 shares of Common Stock (including options to purchase 2,200 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 096761101	SCHEDULE 13D/A	Page 15 of 21 Pages

1	NAME OF REPORTING PERSONS Sandell Asset Management Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,407,435 shares of Common Stock (including options to purchase 257,900 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,407,435 shares of Common Stock (including options to purchase 257,900 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,407,435 shares of Common Stock (including options to purchase 257,900 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 5.3%
14	TYPE OF REPORTING PERSON CO; IA

CUSIP No. 096761101	SCHEDULE 13D/A	Page 16 of 21 Pages
1	NAME OF REPORTING PERSONS Thomas E. Sandell
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Sweden
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,730,350 shares of Common Stock (including options to purchase 386,500 shares of Common Stock)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,730,350 shares of Common Stock (including options to purchase 386,500 shares of Common Stock)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 1,730,350 shares of Common Stock (including options to purchase 386,500 shares of Common Stock)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 6.5%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 096761101	SCHEDULE 13D/A	Page 17 of 21 Pages

This Amendment No. 3 ("Amendment No. 3") amends and supplements the statement on Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on September 24, 2013 (the "Original Schedule 13D"), Amendment No. 1 to the Original Schedule 13D, filed with the SEC on November 12, 2013 ("Amendment No. 1") and Amendment No. 2 to the Original Schedule 13D, filed with the SEC on December 6, 2013 ("Amendment No. 2" and together with the Original Schedule 13D, Amendment No. 1 and this Amendment No. 3, the "Schedule 13D") with respect to the shares of common stock, par value $0.01 per share (the "Common Stock"), of Bob Evans Farms, Inc., a Delaware corporation (the "Issuer"). Capitalized terms used herein and not otherwise defined in this Amendment No. 3 have the meanings set forth in the Schedule 13D. This Amendment No. 3 amends Items 4 and 7 as set forth below.

Item 4.	PURPOSE OF TRANSACTION

Item 4 of the Schedule 13D is hereby amended and supplemented by the following:

On December 9, 2013, Sandell Asset Management Corp. (“SAMC”) issued by press release a letter to stockholders of the Issuer announcing its intent to commence a consent solicitation with respect to the Issuer. In the press release, SAMC included a link to a presentation setting forth its strategic recommendations to unlock stockholder value at the Issuer (the "Investor Presentation"). Copies of the press release (which includes the full text of the open letter to stockholders) and the Investor Presentation are filed herewith as Exhibit 7 and Exhibit 8, respectively.

Item 7.	EXHIBITS

Item 7 of the Schedule 13D is hereby amended and supplemented by the addition of the following:

Exhibit	Description
7	Press Release, dated December 9, 2013 (incorporated by reference to Exhibit 1 to the soliciting material filed pursuant to § 240.14a-12 on Schedule 14A by the Reporting Persons on December 9, 2013).
8	Investor Presentation, dated December 9, 2013 (incorporated by reference to Exhibit 2 to the soliciting material filed pursuant to § 240.14a-12 on Schedule 14A by the Reporting Persons on December 9, 2013).

CUSIP No. 096761101	SCHEDULE 13D/A	Page 18 of 21 Pages

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 10, 2013

CASTLERIGG MASTER INVESTMENTS LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL LIMITED

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 096761101	SCHEDULE 13D/A	Page 19 of 21 Pages

CASTLERIGG OFFSHORE HOLDINGS, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 096761101	SCHEDULE 13D/A	Page 20 of 21 Pages

CASTLERIGG GLOBAL EQUITY SPECIAL EVENT FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG GLOBAL EQUITY SPECIAL EVENT INTERMEDIATE FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CASTLERIGG GLOBAL EQUITY SPECIAL EVENT MASTER FUND, LTD.

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

CUSIP No. 096761101	SCHEDULE 13D/A	Page 21 of 21 Pages

CASTLERIGG UCITS FUNDS PLC, an umbrella fund with segregated liability between sub-funds acting for and on behalf of Castlerigg Merger Arbitrage UCITS Fund

By:	Sandell Investment Services, L.L.C., as Investment Manager

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

PULTENEY STREET PARTNERS, LP

By:	Sandell Asset Management Corp., as Investment Manager

By:	/s/ Sean McCooey
Name:	Sean McCooey
Title:	Managing Member

SANDELL ASSET MANAGEMENT CORP.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Chief Executive Officer

SANDELL INVESTMENT SERVICES, L.L.C.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Managing Member

/s/ Thomas E. Sandell
Thomas E. Sandell